UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.    )*

Under the Securities Exchange Act of 1934

ADT Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

00090Q 10 3

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Prime Security Services TopCo Parent, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 582,326,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 582,326,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 582,326,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 77.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Prime Security Services TopCo Parent II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 42,025,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 42,025,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 42,025,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Prime Security Services TopCo Parent GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 582,326,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 582,326,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 582,326,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 77.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VIII Prime Security Services Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 582,326,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 582,326,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 582,326,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 77.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Prime Security Services GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 42,025,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 42,025,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 42,025,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP VIII Prime Security Services Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 624,351,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 624,351,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 624,351,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 82.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 624,351,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 624,351,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 624,351,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 82.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 624,351,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 624,351,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 624,351,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 82.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 624,351,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 624,351,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 624,351,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 82.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 624,351,416 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 624,351,416 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 624,351,416 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 82.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 00090Q 10 3

Item 1.
	(a)	Name of Issuer ADT Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1501 Yamato Road Boca Raton, Florida 33431

Item 2.
(a)

Name of Person Filing

This statement is filed by: (i) Prime Security Services TopCo Parent, L.P. (“TopCo Parent”), (ii)  Prime Security Services TopCo Parent II, L.P. (“TopCo Parent II”), (iii) Prime Security Services TopCo Parent GP, LLC (“Parent GP”), (iv) AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”), (v) Prime Security Services GP, LLC (“Prime GP”), (vi) AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”), (vii) Apollo Management, L.P. (“Apollo Management”), (viii) Apollo Management GP,  LLC (“Management GP”), (ix) Apollo Management Holdings, L.P. (“Management Holdings”), and (x) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

TopCo Parent and TopCo Parent II are the holders of record of the securities of the Issuer.  Parent GP serves as the general partner of TopCo Parent. AP VIII Prime Security LP is the sole member of Parent GP and a limited partner of TopCo Parent. Prime GP serves as the general partner of TopCo Parent II and APVIII Prime Security LP.  AP VIII Prime Security Management serves as the investment manager of AP VIII Prime Security LP and Prime GP.  Apollo Management serves as the sole member-manager of AP VIII Prime Security Management.  Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal business office of TopCo Parent, TopCo Parent II, Parent GP, Prime GP and AP VIII Prime Security LP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal business office of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
TopCo Parent, TopCo Parent II, AP VIII Prime Security LP, Apollo Management and Management Holdings are each Delaware limited partnerships.  Parent GP, Prime GP, AP VIII Prime Security Management, Management GP and Management Holdings GP are each Delaware limited liability companies.

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share (the “common stock”).
	(e)	CUSIP Number 00090Q 10 3

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

CUSIP No. 00090Q 10 3

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		TopCo Parent:	582,326,416
		TopCo Parent II	42,025,000
		Parent GP:	582,326,416
		AP VIII Prime Security LP:	582,326,416
		Prime GP	42,025,000
		AP VIII Prime Security Management:	624,351,416
		Apollo Management:	624,351,416
		Management GP:	624,351,416
		Management Holdings:	624,351,416
		Management Holdings GP:	624,351,416

Parent GP, AP VIII Prime Security LP, AP VIII Prime Security Management, Apollo Management, Management GP. Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

	(b)	Percent of class:
		TopCo Parent:	77.0%
		TopCo Parent II	5.6%
		Parent GP:	77.0%
		AP VIII Prime Security LP:	77.0%
		Prime GP	5.6%
		AP VIII Prime Security Management:	82.5%
		Apollo Management:	82.5%
		Management GP:	82.5%
		Management Holdings:	82.5%
		Management Holdings GP:	82.5%

The percentage amounts are based on 756,587,893 shares of common stock outstanding as of November 2, 2018, as reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 8, 2018.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons
		(ii)	Shared power to vote or to direct the vote:
		TopCo Parent:	582,326,416
		TopCo Parent II	42,025,000
		Parent GP:	582,326,416
		AP VIII Prime Security LP:	582,326,416
		Prime GP	42,025,000
		AP VIII Prime Security Management:	624,351,416
		Apollo Management:	624,351,416
		Management GP:	624,351,416
		Management Holdings:	624,351,416
		Management Holdings GP:	624,351,416
		(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
		(iv)	Shared power to dispose or to direct the disposition of:
		TopCo Parent:	582,326,416
		TopCo Parent II	42,025,000
		Parent GP:	582,326,416
		AP VIII Prime Security LP:	582,326,416
		Prime GP	42,025,000
		AP VIII Prime Security Management:	624,351,416
		Apollo Management:	624,351,416
		Management GP:	624,351,416
		Management Holdings:	624,351,416
		Management Holdings GP:	624,351,416

CUSIP No. 00090Q 10 3

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

CUSIP No. 00090Q 10 3

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 2019

PRIME SECURITY SERVICES TOPCO PARENT, L.P.

By:	Prime Security Services TopCo Parent GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

PRIME SECURITY SERVICES TOPCO PARENT II, L.P.

By:	Prime Security Services GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

PRIME SECURITY SERVICES TOPCO PARENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP VIII PRIME SECURITY SERVICES HOLDINGS, L.P.

By:	Prime Security Services GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

PRIME SECURITY SERVICES GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

CUSIP No. 00090Q 10 3

AP VIII PRIME SECURITY SERVICES MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President